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EXHIBIT 4.4  Offer letter to change the terms of certain warrants expiring
             March 14, 2001




January 31, 2001




Re:  Warrants to Purchase Common Stock of
     Meridian Medical Technologies, Inc.


Dear _____________:


According to our records, you currently hold Warrant No. _____to purchase _____shares of our common stock (the "Common Stock") at an exercise price of $8.33, per share (the "Warrant"). Your Warrant expires on March 14, 2001.

By its terms, your Warrant requires that you pay, by check or wire transfer, an amount equal to the exercise price of your Warrant multiplied by the number of shares then being purchased if you choose to exercise your Warrant (the "Purchase Price"). The Board of Directors has authorized a change in the terms of your Warrant that would allow you to pay the Purchase Price due upon exercise of your Warrant by surrendering the right to receive a portion of the shares of Common Stock to be purchased on exercise (the "Amendment"). This feature will only be available to you if you choose to accept the Amendment. The Amendment will modify Section 3 of your Warrant as well as the Notice of Exercise attached as Exhibit 1 to your Warrant. The revised Section 3 and Notice of Exercise will read as shown in the attached Exhibits A and B. All other terms and conditions of your Warrant will remain the same.

We are not advising any Warrantholder with respect to the tax, financial reporting disclosures, or other consequences of the Amendment. Warrantholders are not to construe the contents of this notice or any prior or subsequent communications with the Company or any of its officers, directors, employees or representatives as legal or tax advice or as information necessarily applicable to a Warrantholder's particular financial situation. Each Warrantholder should make his, her or its own decision about whether to accepts the Amendment and should consult his, her or its own financial advisor, counsel and accountant as to tax and related matters concerning the Amendment. Furthermore, Warrantholders other than institutions should also consider the financial and reporting consequences of the Amendment.








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January 31, 2001
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If you choose to accept the Amendment and the subsequent changes to your
Warrant, please countersign this letter and return it to the Company to the attention of Tiffany Roebuck, Assistant Corporate Secretary. You may also return the documents to us by fax at (410) 309-1691. Please feel free to contact Mike McGuire at (410) 309-1459 if you have any questions with respect to the Amendment.


Sincerely,



James H. Miller
Chairman, President
   Chief Executive Officer



AGREED AND ACCEPTED:
WARRANTHOLDER


By:                                 ____________________________
Name:                               ____________________________
Title:                              ____________________________







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                                                                       EXHIBIT A
                                                        (for financing warrants)



                             AMENDMENT TO SECTION 3

    3.   Exercise of Warrant.

        (a) Method of Exercise; Payment. Subject to Section 1 hereof, the purchase right represented by this Warrant may be exercised by the Holder, in whole or in part, by the surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit 1 duly executed) at the principal office of the Company and by the payment to the Company, by check or wire transfer, of an amount equal to the Warrant Price per share multiplied by the number of shares then being purchased; provided, however, that the Holder may exercise this Warrant in whole or in part by the surrender of this Warrant to the Company, with the notice of exercise marked to reflect "Net Issue Exercise" and specifying the number of shares of Common Stock to be purchased and upon such Net Issue Exercise, the Holder shall be entitled to pay the exercise price for Common Stock purchased hereunder by surrendering to the Company the right to receive a portion of the number of shares of Common Stock with respect to which this Warrant is then being exercised equal to the product obtained by multiplying such number of shares of Common Stock by a fraction, the numerator of which is the Warrant Price in effect on the date of such exercise and the denominator of which is the Current Market Price per share (as defined below) of the Common Stock on such date. For the purposes of this section, the Current Market Price per share of Common Stock as of the Date of Exercise shall be the last reported sales price regular way or, in case no such reported sale takes place on such date, the closing bid price regular way, in either case on the principal national securities exchange (including, for purposes hereof, the Nasdaq National Market) on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the highest reported bid price of the Common Stock as furnished by the National Association of Securities Dealers, Inc. though Nasdaq, or a similar organization if Nasdaq is no longer reporting such information. If on any such date the Common Stock is not listed or admitted to trading on any national securities exchange and is not quoted by Nasdaq or any similar organization, the fair value of a share of Common Stock on such date, as determined in good faith by the board of directors of the Company, whose determination shall be conclusive absent manifest error, shall be used. The Date of Exercise shall be the last trading day preceding the date on which the Company receives the notice of exercise and this Warrant at the Company's headquarters.

        (b) Issuance of Shares; Issuance of New Warrant. The Company agrees that the shares so purchased shall be deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered and payment made for such shares as aforesaid. In the event of any exercise of this Warrant, certificates for the shares of stock so purchased shall be delivered to the Holder within 15 days thereafter and, unless this Warrant has been fully exercised or expired, a new Warrant representing the portion of the shares, if any, with respect to which this Warrant shall not then have been exercised, shall also be issued to the Holder within such 15 day period.


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                                                                       EXHIBIT B


                               NOTICE OF EXERCISE


TO:     MERIDIAN MEDICAL TECHNOLOGIES, INC.

        1. The undersigned hereby elects to purchase ____ shares of Common Stock of MERIDIAN MEDICAL TECHNOLOGIES, INC. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full as provided by such Warrant.

                [ ]     Check Box for Net Issue Exercise

        2. Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

                              ---------------------
                                     (Name)


                              ---------------------

                              ---------------------
                                    (Address)

        3. THE UNDERSIGNED REPRESENTS THAT THE AFORESAID SHARES OF COMMON STOCK ARE BEING ACQUIRED FOR THE ACCOUNT OF THE UNDERSIGNED FOR INVESTMENT AND NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, THE DISTRIBUTION THEREOF AND THAT THE UNDERSIGNED HAS NO PRESENT INTENTION OF DISTRIBUTING OR RESELLING SUCH SHARES.


                                    ----------------------------
                                    Signature